Exhibit 99.1

CONTACTS:	Dennis Oates	Douglas McSorley	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS STRONG SECOND QUARTER 2011 RESULTS

- EPS is $0.79 on Sales of $63.3 Million

- Backlog Was $90 Million at Quarter-End

- Pending Patriot Special Metals Acquisition Receives Early Termination of HSR Waiting Period

BRIDGEVILLE, PA, July 29, 2011 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the second quarter of 2011 were $63.3 million, an increase of 23% from the second quarter of 2010 and up 6% from the 2011 first quarter.

Operating income for the second quarter of 2011 was $8.5 million, an increase of 32% from the second quarter of 2010 and 22% higher than the first quarter of 2011. Operating income as a percentage of sales, reached 13.4% for the 2011 second quarter. The Company noted that this operating margin is the highest achieved since 2007.

Net income for the second quarter of 2011 was $5.5 million, or $0.79 per diluted share, an increase of 33% from the second quarter of 2010 and 24% from the first quarter of 2011.

Net income for the first and second quarters of 2011 included pre-tax expenses of $0.4 million and $0.5 million, equivalent to $0.03 and $0.04 per diluted share, respectively, related to the Company’s previously announced agreement to acquire the assets of Patriot Special Metals. The Company has received early termination of the Hart-Scott-Rodino Act waiting period for the acquisition and expects to close the transaction in the current third quarter.

Cash flow from operations for the second quarter of 2011 was $1.1 million while the Company continued to invest in working capital. Capital expenditures were $2.4 million for the quarter. At June 30, 2011, the Company had cash of $28.0 million and total debt of $9.4 million.

Total shipment volume for the second quarter of 2011 increased 7% from the second quarter of 2010 but was 3% lower than the first quarter of 2011. Compared with the first quarter of 2011, volume shipped to the petrochemical market increased 3%, while volumes shipped to the aerospace, power generation and service center plate markets were down 6%, 14% and 4%, respectively.

Chairman, President and CEO Dennis Oates commented: “Business continued at healthy levels in the second quarter despite some order entry slowing in June amidst declining nickel prices and lower surcharges. Backlog remained strong at $90 million, in line with both the first quarter and with the favorable outlook for our end markets, especially aerospace and petrochemical. Our consolidated operating margin continued to improve through a higher value sales mix and further cost reductions. Our investment in working capital and capital improvements also continued in the second quarter.

“We are proceeding towards the closing of the Patriot Special Metals acquisition, with early regulatory approval received and with financing as well as construction and installation of equipment on track. This acquisition is a major growth initiative for Universal that will broaden our production capabilities, expand our range in higher value products and enhance our ability to enter into attractive new market niches. We expect the acquisition to significantly strengthen our industry position and enable us to better serve clients and to capture substantial new market opportunity.”

Segment Review

For the second quarter of 2011, the Universal Stainless & Alloy Products segment had sales of $60.5 million and operating income of $6.4 million, yielding an operating margin of 10.7% of sales. This compares with sales of $49.7 million and operating income of $6.8 million, or 13.7% of sales, in the second quarter of 2010. In the first quarter of 2011, sales were $55.2 million and operating income was $4.9 million, or 8.9% of sales.

Segment sales rose 22% from the second quarter of 2010 on a 13% increase in tons shipped mainly due to higher shipments to Dunkirk for finished product production. Segment sales rose 10% from the first quarter of 2011 on equivalent volume due to higher shipments to Dunkirk and service centers offset by lower shipments to rerollers.

Sales for the Dunkirk Specialty Steel segment reached a record $25.6 million for the second quarter of 2011 and operating income was $3.0 million, yielding an operating margin of 11.6% of sales. This compares with sales in the second quarter of 2010 of $13.3 million and operating income of $1.3 million, or 9.6% of sales. In the first quarter of 2011, sales were $22.0 million and operating income was $2.3 million, or 10.6% of sales.

Dunkirk’s sales increased 93% from the second quarter of 2010 on a 67% increase in tons shipped mainly due to an 86% increase in shipments to service centers. Dunkirk’s sales increased 16% from their previous record level in the first quarter of 2011 on an 11% increase in tons shipped, also mainly due to higher shipments to service centers.

Webcast

A simultaneous webcast of the Company’s conference call discussing the second quarter of 2011, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2011.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA., manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the

Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share information)

(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2011	2010	2011	2010
Net Sales
Stainless steel	$48,253	$36,715	$95,051	$60,764
Tool steel	7,478	8,863	12,969	15,038
High-strength low alloy steel	4,771	2,985	9,485	4,997
High-temperature alloy steel	1,778	1,396	3,458	3,221
Conversion services	996	781	2,010	1,192
Scrap sales and other	42	551	156	758

Total net sales	63,318	51,291	123,129	85,970
Cost of products sold	51,146	41,594	100,159	71,354
Selling and administrative expenses	3,697	3,291	7,527	5,951

Operating income	8,475	6,406	15,443	8,665
Interest expense	(118)	(112)	(243)	(208)
Other income	143	1	143	1

Income before income taxes	8,500	6,295	15,343	8,458
Income tax provision	2,975	2,140	5,370	2,876

Net income	$5,525	$4,155	$9,973	$5,582

Earnings per common share – Basic	$0.81	$0.61	$1.46	$0.82

Earnings per common share – Diluted	$0.79	$0.61	$1.43	$0.82

Weighted average shares of Common Stock outstanding
Basic	6,821,567	6,774,653	6,817,317	6,773,995
Diluted	6,995,361	6,853,372	6,973,785	6,847,078

MARKET SEGMENT INFORMATION

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2011	2010	2011	2010
Net Sales
Service centers	$34,305	$23,774	$62,933	$41,005
Forgers	11,925	13,127	23,795	23,111
Rerollers	10,672	8,892	23,477	12,552
Original equipment manufacturers	4,205	3,568	8,326	5,931
Wire redrawers	1,173	598	2,432	1,421
Conversion services	996	781	2,010	1,192
Scrap sales and other	42	551	156	758

Total net sales	$63,318	$51,291	$123,129	$85,970

Tons Shipped	12,591	11,795	25,604	20,250

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2011	2010	2011	2010
Net Sales
Stainless steel	$28,657	$26,701	$59,234	$43,957
Tool steel	7,092	8,716	12,137	14,644
High-strength low alloy steel	688	935	1,154	1,384
High-temperature alloy steel	569	560	1,427	1,153
Conversion services	772	556	1,562	843
Scrap sales and other	21	578	129	713

	37,799	38,046	75,643	62,694
Intersegment	22,652	11,660	39,958	18,255

Total net sales	60,451	49,706	115,601	80,949
Material cost of sales	31,987	23,732	61,073	37,889
Operation cost of sales	19,709	16,937	38,300	30,311
Selling and administrative expenses	2,309	2,251	4,868	4,029

Operating income	$6,446	$6,786	$11,360	$8,720

Dunkirk Specialty Steel Segment

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2011	2010	2011	2010
Net Sales
Stainless steel	$19,596	$10,014	$35,817	$16,807
Tool steel	386	147	832	394
High-strength low alloy steel	4,083	2,050	8,331	3,613
High-temperature alloy steel	1,209	836	2,031	2,068
Conversion services	224	225	448	349
Scrap sales and other	21	(27)	27	45

	25,519	13,245	47,486	23,276
Intersegment	78	46	92	77

Total net sales	25,597	13,291	47,578	23,353
Material cost of sales	15,673	7,232	29,017	12,818
Operation cost of sales	5,561	3,741	10,602	7,010
Selling and administrative expenses	1,388	1,040	2,659	1,922

Operating income	$2,975	$1,278	$5,300	$1,603

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
Assets

Cash and cash equivalents	$28,034	$34,400
Accounts receivable, net	32,966	29,273
Inventory, net	83,118	69,710
Other current assets	7,571	5,661

Total current assets	151,689	139,044
Property, plant and equipment, net	73,275	71,581
Other assets	1,457	1,499

Total assets	$226,421	$212,124

Liabilities and Stockholders’ Equity

Accounts payable	$23,014	$20,022
Accrued employment costs	4,870	5,488
Current portion of long-term debt	2,694	2,833
Accrued income tax	616	47
Other current liabilities	990	558

Total current liabilities	32,184	28,948
Long-term debt	6,713	7,990
Deferred taxes	16,387	15,276
Other long-term liabilities	246	287

Total liabilities	55,530	52,501
Stockholders’ equity	170,891	159,623

Total liabilities and stockholders’ equity	$226,421	$212,124

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Six-Months Ended
	June 30,
	2011	2010

Cash flows from operating activities:
Net income	$9,973	$5,582
Adjustments to reconcile to net income to net cash used in operating activities:
Depreciation and amortization	2,931	2,666
Deferred income tax	(211)	171
Stock-based compensation expense, net	745	561
Changes in assets and liabilities:
Accounts receivable, net	(3,693)	(13,365)
Inventory, net	(13,408)	(14,326)
Trade accounts payable	2,992	6,624
Accrued employment costs	(618)	3,363
Income taxes	743	5,211
Other, net	(252)	(92)

Net cash used in operating activities	(798)	(3,605)

Cash flow from investing activities:
Capital expenditures	(4,616)	(3,421)
Proceeds from sale of fixed assets	—	17

Net cash used in investing activities	(4,616)	(3,404)

Cash flows from financing activities:
Long-term debt repayments	(1,416)	(808)
Proceeds from the issuance of common stock	404	70
State grant funding the purchase of new equipment	—	500
Tax benefit from stock-based payment arrangements	60	8

Net cash used in financing activities	(952)	(230)

Net decrease in cash and cash equivalents	(6,366)	(7,239)
Cash and cash equivalents at beginning of period	34,400	41,615

Cash and cash equivalents at end of period	$28,034	$34,376